EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in Amendment No. 1 to the registration statement of CHS Electronics, Inc. on Form S-3 of our report dated February 25, 1997, except as to Notes 17 and 18 for which the date is March 20, 1997, on our audit of the consolidated financial statements and financial statement schedules of Frank and Walter Computer GmbH, as of December 31, 1996, and for the year then ended, which report is included on Form 8-K/A filed by CHS Electronics, Inc. on May 14, 1997.





Moore Stephens, P.C.     Societete-Treuhand GmbH
New York, New York       Hannover, Germany
July 22, 1997            July 22, 1997